Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President,
Finance/Administration	and Chief Financial Officer
Lowell, Arkansas 72745	(479) 820-8363
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND

QUARTER 2017 AND UPDATES FULL YEAR 2017 EXPECTATIONS

■ Second Quarter 2017 Revenue:	$1.73 billion; up 7%
■ Second Quarter 2017 Operating Income:	$164 million; down 7%
■ Second Quarter 2017 EPS:	88 cents vs. 92 cents

LOWELL, ARKANSAS, July 17, 2017 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2017 net earnings of $97.9 million, or diluted earnings per share of 88 cents vs. second quarter 2016 net earnings of $105 million, or 92 cents per diluted share.

Total operating revenue for the current quarter was $1.73 billion, compared with $1.62 billion for the second quarter 2016, an increase of 7%. Current quarter total operating revenue, excluding fuel surcharges, increased 5% vs. the comparable quarter 2016. Load growth of 5% in Intermodal (JBI), a 5% increase in revenue producing trucks in Dedicated Contract Services (DCS) and a 20% increase in volume in Integrated Capacity Solutions (ICS) contributed to the increase in consolidated revenue compared to prior year.

Operating income for the current quarter totaled $164 million versus $176 million for the second quarter 2016. The benefits of volume growth and increases in revenue producing truck counts were substantially offset by lower customer rates, increases in rail and over the road purchased transportation costs, start-up costs associated with new DCS contracts, higher driver wages and recruiting costs, increased insurance and claims costs, increased equipment and facility maintenance costs and increased technology costs.

Interest expense in the current quarter increased due to higher interest rates compared to the same period last year. The effective income tax rate for the quarter was 37.4% versus 38.0% for the second quarter 2016. The 2017 annual tax rate is expected to be approximately 35.0% primarily from the one-time tax benefit recognized in the first quarter 2017.

The Company posted revised full year 2017 Financial Expectations on its website under the Investors tab at www.jbhunt.com.

Segment Information:

Intermodal (JBI)

■ Second Quarter 2017 Segment Revenue:	$1.0 billion; up 7%
■ Second Quarter 2017 Operating Income:	$110 million; up 4%

JBI load volumes grew 5% over the same period in 2016. Transcontinental loads grew 10% while Eastern network volumes were down 2% compared to a year ago. Revenue increased 7% reflecting the 5% volume growth and an approximate 2% increase in revenue per load, which is the combination of customer rate changes, fuel surcharges and freight mix. Revenue per load, excluding fuel surcharge revenue decreased 1% from second quarter 2016.

Operating income increased 4% from prior year. Benefits from volume growth and dray fleet productivity were offset by cost increases in rail purchased transportation, driver pay and retention costs, driver recruiting costs, technology development and modernization costs and equipment ownership costs. The current period ended with approximately 85,600 units of trailing capacity and 5,300 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)
■ Second Quarter 2017 Segment Revenue:	$412 million; up 8%
■ Second Quarter 2017 Operating Income:	$49 million; down 4%

DCS revenue increased 8% during the current quarter over the same period in 2016. Productivity, defined as revenue per truck per week, increased approximately 2% vs. 2016. Productivity excluding fuel surcharges was flat over a year ago. Increased revenue from better integration of assets between customer accounts and customer rate increases was partially offset by lower productivity at new contracts implemented during the current quarter. A net additional 486 revenue producing trucks, 226 net additions compared to first quarter 2017, were in the fleet by the end of the quarter compared to prior year. Approximately 71% of these additions represent private fleet conversions versus traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income decreased 4% over the prior year quarter primarily from increases in driver wages, increased accident frequency driving higher insurance and claims costs and higher start-up expenses for new customer contracts compared to the second quarter 2016.

Integrated Capacity Solutions (ICS)

■ Second Quarter 2017 Segment Revenue:	$222 million; up 9%
■ Second Quarter 2017 Operating Loss:	$(0.2) million; down 102%

ICS revenue was up 9% compared to the second quarter 2016. Volumes increased 20% while revenue per load decreased 9%, primarily due to freight mix changes driven by customer demand, compared to second quarter 2016. Spot volumes increased 20% and contractual volumes increased 22% from a year ago. Contractual volumes represented approximately 73% of total load volume and 58% of total revenue compared to 72% and 65%, respectively, in second quarter 2016.

Operating income decreased 102% over the same period 2016 primarily from lower gross profit margins, increased claims cost, a higher number of branches open less than two years (16 vs. 10 in 2016), and higher technology development costs. Gross profit margins decreased to 11.6% in the current quarter versus 15.0% in the same period last year. The decrease in gross margin percentage is primarily the result of higher purchased transportation costs on dry van volumes that outpaced customer rate increases implemented on contractual business compared to second quarter 2016. Total branch count increased to 42 from 35 at second quarter 2016. The carrier base increased 9% and the employee count increased 21% vs. second quarter 2016.

Truck (JBT)

■ Second Quarter 2017 Segment Revenue:	$95 million; down 4%
■ Second Quarter 2017 Operating Income:	$5.6 million; down 37%

JBT revenue for the current quarter was down 4% compared to the same period in 2016. Revenue excluding fuel surcharges decreased 6% from a year ago. Rate per loaded mile excluding fuel surcharges was up approximately 0.9% primarily from customer driven freight mix changes, including a 6.3% decrease in length of haul. Customer contract rates decreased approximately 0.4% compared to the same period in 2016. At the end of the period, JBT operated 2,072 tractors compared to 2,186 a year ago.

Operating income decreased 37% compared to the same quarter 2016. The benefit from higher customer rates per mile was more than offset by increased driver pay and hiring costs, higher independent contractor cost per mile and increased tractor maintenance costs compared to the second quarter 2016.

Cash Flow and Capitalization:

At June 30, 2017, we had a total of $943 million outstanding on various debt instruments compared to $958 million at June 30, 2016 and $986 million at December 31, 2016.

Our net capital expenditures for the six months ended June 30, 2017 approximated $165 million compared to $258 million for the same period 2016. At June 30, 2017, we had cash and cash equivalents of $7.3 million.

We purchased approximately 564,000 shares of our common stock during the second quarter 2017 for approximately $50 million. At June 30, 2017, we had approximately $521 million remaining under our combined current and new share repurchase authorizations. Actual shares outstanding at June 30, 2017 approximated 109.4 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2016. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,551,051		$1,483,354
Fuel surcharge revenues	175,864		131,672
Total operating revenues	1,726,915	100.0%	1,615,026	100.0%

Operating expenses
Rents and purchased transportation	871,122	50.4%	794,907	49.2%
Salaries, wages and employee benefits	389,873	22.6%	371,969	23.0%
Depreciation and amortization	93,050	5.4%	90,364	5.6%
Fuel and fuel taxes	79,072	4.6%	71,489	4.4%
Operating supplies and expenses	64,486	3.7%	56,495	3.5%
Insurance and claims	27,461	1.6%	19,094	1.2%
General and administrative expenses, net of asset dispositions	21,728	1.3%	18,711	1.2%
Operating taxes and licenses	10,905	0.6%	11,365	0.7%
Communication and utilities	5,603	0.3%	4,840	0.3%
Total operating expenses	1,563,300	90.5%	1,439,234	89.1%
Operating income	163,615	9.5%	175,792	10.9%
Net interest expense	7,393	0.4%	6,420	0.4%
Earnings before income taxes	156,222	9.1%	169,372	10.5%
Income taxes	58,353	3.4%	64,361	4.0%
Net earnings	$97,869	5.7%	$105,011	6.5%
Average diluted shares outstanding	110,822		113,761
Diluted earnings per share	$0.88		$0.92

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,012,820		$2,910,008
Fuel surcharge revenues	343,253		233,730
Total operating revenues	3,356,073	100.0%	3,143,738	100.0%

Operating expenses
Rents and purchased transportation	1,677,562	50.0%	1,535,310	48.8%
Salaries, wages and employee benefits	770,184	22.9%	734,480	23.4%
Depreciation and amortization	185,238	5.5%	178,716	5.7%
Fuel and fuel taxes	159,719	4.8%	130,903	4.2%
Operating supplies and expenses	122,507	3.7%	111,031	3.5%
Insurance and claims	50,466	1.5%	36,522	1.2%
General and administrative expenses, net of asset dispositions	45,209	1.4%	40,545	1.3%
Operating taxes and licenses	21,585	0.6%	22,491	0.7%
Communication and utilities	10,599	0.3%	10,058	0.3%
Total operating expenses	3,043,069	90.7%	2,800,056	89.1%
Operating income	313,004	9.3%	343,682	10.9%
Net interest expense	14,211	0.4%	12,862	0.4%
Earnings before income taxes	298,793	8.9%	330,820	10.5%
Income taxes	98,222	2.9%	125,711	4.0%
Net earnings	$200,571	6.0%	$205,109	6.5%
Average diluted shares outstanding	111,420		113,882
Diluted earnings per share	$1.80		$1.80

Financial Information By Segment
(in thousands) (unaudited)

	Three Months Ended June 30
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,001,441	58%	$933,430	58%
Dedicated	411,917	24%	382,721	24%
Integrated Capacity Solutions	222,465	13%	203,767	12%
Truck	94,575	5%	98,264	6%
Subtotal	1,730,398	100%	1,618,182	100%
Intersegment eliminations	(3,483)	(0%)	(3,156)	(0%)
Consolidated revenue	$1,726,915	100%	$1,615,026	100%

Operating income

Intermodal	$109,714	67%	$105,614	60%
Dedicated	48,574	30%	50,467	29%
Integrated Capacity Solutions	(239)	(0%)	10,875	6%
Truck	5,563	3%	8,853	5%
Other (1)	3	0%	(17)	(0%)
Operating income	$163,615	100%	$175,792	100%

	Six Months Ended June 30
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,938,559	58%	$1,828,630	58%
Dedicated	804,378	24%	741,091	24%
Integrated Capacity Solutions	431,884	13%	386,934	12%
Truck	188,263	5%	194,315	6%
Subtotal	3,363,084	100%	3,150,970	100%
Intersegment eliminations	(7,011)	(0%)	(7,232)	(0%)
Consolidated revenue	$3,356,073	100%	$3,143,738	100%

Operating income

Intermodal	$204,975	66%	$208,740	61%
Dedicated	93,328	30%	95,237	28%
Integrated Capacity Solutions	4,230	1%	21,670	6%
Truck	10,504	3%	18,032	5%
Other (1)	(33)	(0%)	3	0%
Operating income	$313,004	100%	$343,682	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2017	2016

Intermodal

Loads	501,038	476,098
Average length of haul	1,677	1,640
Revenue per load	$1,999	$1,961
Average tractors during the period *	5,220	5,232

Tractors (end of period)
Company-owned	4,621	4,519
Independent contractor	680	725
Total tractors	5,301	5,244

Net change in trailing equipment during the period	363	1,377
Trailing equipment (end of period)	85,581	81,243
Average effective trailing equipment usage	81,073	74,751

Dedicated

Loads	636,149	607,078
Average length of haul	178	174
Revenue per truck per week**	$4,156	$4,062
Average trucks during the period***	7,669	7,286

Trucks (end of period)
Company-owned	7,207	6,833
Independent contractor	9	17
Customer-owned (Dedicated operated)	592	472
Total trucks	7,808	7,322

Trailing equipment (end of period)	23,387	21,914
Average effective trailing equipment usage	23,899	22,597

Integrated Capacity Solutions

Loads	240,069	199,312
Revenue per load	$927	$1,022
Gross profit margin	11.6%	15.0%
Employee count (end of period)	876	721
Approximate number of third-party carriers (end of period)	53,400	48,900

Truck

Loads	96,897	96,929
Average length of haul	431	460
Loaded miles (000)	41,678	44,614
Total miles (000)	49,917	53,063
Average nonpaid empty miles per load	85.1	87.2
Revenue per tractor per week**	$3,518	$3,419
Average tractors during the period *	2,102	2,234

Tractors (end of period)
Company-owned	1,337	1,401
Independent contractor	735	785
Total tractors	2,072	2,186

Trailers (end of period)	7,604	7,249
Average effective trailing equipment usage	7,232	6,784

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2017	2016

Intermodal

Loads	967,878	935,624
Average length of haul	1,678	1,641
Revenue per load	$2,003	$1,954
Average tractors during the period *	5,221	5,169

Tractors (end of period)
Company-owned	4,621	4,519
Independent contractor	680	725
Total tractors	5,301	5,244

Net change in trailing equipment during the period	987	2,286
Trailing equipment (end of period)	85,581	81,243
Average effective trailing equipment usage	79,221	73,998

Dedicated

Loads	1,232,889	1,186,556
Average length of haul	179	174
Revenue per truck per week**	$4,135	$3,969
Average trucks during the period***	7,553	7,241

Trucks (end of period)
Company-owned	7,207	6,833
Independent contractor	9	17
Customer-owned (Dedicated operated)	592	472
Total trucks	7,808	7,322

Trailing equipment (end of period)	23,387	21,914
Average effective trailing equipment usage	23,732	22,517

Integrated Capacity Solutions

Loads	478,127	374,935
Revenue per load	$903	$1,032
Gross profit margin	12.9%	16.1%
Employee count (end of period)	876	721
Approximate number of third-party carriers (end of period)	53,400	48,900

Truck

Loads	192,533	191,339
Average length of haul	434	464
Loaded miles (000)	83,564	88,697
Total miles (000)	99,935	105,209
Average nonpaid empty miles per load	85.1	86.3
Revenue per tractor per week**	$3,464	$3,415
Average tractors during the period*	2,126	2,222

Tractors (end of period)
Company-owned	1,337	1,401
Independent contractor	735	785
Total tractors	2,072	2,186

Trailers (end of period)	7,604	7,249
Average effective trailing equipment usage	7,198	6,727

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,274	$6,377
Accounts Receivable	749,042	745,288
Prepaid expenses and other	152,035	194,016
Total current assets	908,351	945,681
Property and equipment	4,384,981	4,258,915
Less accumulated depreciation	1,564,951	1,440,124
Net property and equipment	2,820,030	2,818,791
Other assets	50,001	64,516
	$3,778,382	$3,828,988

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$419,306	$384,308
Claims accruals	114,073	109,745
Accrued payroll	46,288	51,929
Other accrued expenses	28,425	27,152
Total current liabilities	608,092	573,134

Long-term debt	943,174	986,278
Other long-term liabilities	66,118	64,881
Deferred income taxes	753,277	790,634
Stockholders' equity	1,407,721	1,414,061
	$3,778,382	$3,828,988

Supplemental Data
(unaudited)

	June 30, 2017	December 31, 2016

Actual shares outstanding at end of period (000)	109,435	111,305

Book value per actual share outstanding at end of period	$12.86	$12.70

	Six Months Ended June 30
	2017	2016

Net cash provided by operating activities (000)	$443,447	$474,138

Net capital expenditures (000)	$165,092	$257,958